Exhibit 99.1

Advan6.com
News Release

Media	Investor Relations
Debra Lewis	Adam Kressel
(973) 526-1767	(973) 526-1700
debra.lewis@advan6.com	adam.kressel@advan6.com

ADVANSIX ANNOUNCES FIRST QUARTER 2017 FINANCIAL RESULTS

Sales of $377 million, up 26% versus prior year

Cash Flow from Operations of $31 million, up $27 million versus prior year

Earnings Per Share of $0.88

Parsippany, N.J., May 11, 2017 – AdvanSix (NYSE: ASIX) today announced its financial results for the first quarter ending March 31, 2017. The Company generated strong results across a number of metrics including production output, income and operating cash flow. Below are business highlights for the first quarter of 2017.

First Quarter 2017 Highlights

•	Sales up 26% versus prior year, including 4% volume increase, 19% higher raw material pass-through pricing, and 3% favorable impact of market-based pricing

•	Net Income of $27.3 million, a decrease of $0.1 million versus the prior year

•	EBITDA of $57.1 million, an increase of $3.7 million or 7% versus the prior year; excluding the $15.5 million one-time benefit in the first quarter 2016 related to the termination of a long-term supply agreement, EBITDA increased $19.2 million or 51%

•	EBITDA Margin of 15.2%, down 260 bps versus the prior year, or up 260 bps excluding the prior year one-time benefit

•	Capital Expenditures of $33.2 million, an increase of $8.6 million versus the prior year

•	Free Cash Flow of ($2.0) million, an increase of $18.6 million versus the prior year

“It’s been a terrific start to 2017. Production output increased across our key manufacturing sites amid a tightened supply and demand environment, driving strong sales, earnings and cash flow in the first quarter. Importantly, these results were produced while maintaining our relentless focus on safety, reliability and efficiency,” said Erin Kane, president and CEO of AdvanSix.

Summary first quarter 2017 financial results for the Company are included below:

First Quarter 2017 Results

($ Thousands, Except Earnings Per Share)	1Q 2017	1Q 2016

Sales	$376,704	$299,830

Net Income	27,293	27,394

Earnings Per Share (Diluted)	$0.88	$0.90

EBITDA (1)	57,076	53,339

EBITDA Margin % (1)	15.2%	17.8%

EBITDA excluding prior year one-time benefit (1)(2)	57,076	37,839

EBITDA Margin % excluding prior year one-time benefit (1)(2)	15.2%	12.6%

Cash Flow from Operations	31,206	4,041

Free Cash Flow (1)(3)	(2,008)	(20,585)

(1)	See “Non-GAAP Measures” included in this press release for non-GAAP reconciliations
(2)	Reflects $15.5 million one-time benefit in 1Q 2016 related to the termination of a long-term supply agreement
(3)	Net cash provided by operating activities less capital expenditures

Sales volume in the quarter increased 4% versus the prior year, with robust operational performance and high utilization rates at our manufacturing sites benefiting from our proactive mechanical integrity program and reliability improvements. Pricing overall increased 22% in the quarter, including a 19% favorable impact from raw material pass-through pricing driven by increases in benzene and propylene costs (inputs to cumene which is a key feedstock to our products). Market-based pricing was favorable by 3% compared to the prior year as tight industry supply and steady demand in our nylon, caprolactam and chemical intermediates product lines was partially offset by a modest decline in ammonium sulfate pricing.

Sales by product line represented the following approximate percentage of our total sales:

	1Q 2017	1Q 2016

Nylon	29%	28%

Caprolactam	21%	18%

Ammonium Sulfate Fertilizers	18%	25%

Chemical Intermediates	32%	29%

EBITDA of $57.1 million in the quarter increased $3.7 million from EBITDA of $53.3 million in the prior year primarily due to improved production and sales volume, and the favorable impact of market-based pricing, partially offset by the termination of a long-term supply agreement in the first quarter 2016 ($15.5 million).

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Outlook

•	Global caprolactam and nylon 6 price strength due to underlying raw material cost increases coupled with a tightened supply environment expected through first half 2017

•	Ammonium sulfate fertilizer prices remain stable sequentially; Challenging agriculture fundamentals expected throughout 2017

•	AdvanSix 2017 planned spring and fall turnarounds expected to be in-line with historical levels in total; Spring turnaround tracking to plan with successful completion of Frankford turnaround

•	Capital Expenditures are expected to be approximately $90 million for the full year 2017

“Our first quarter results demonstrated the value proposition of our operational leverage and core competitive advantage. Sales volume increased 4% in the quarter and we expect full year 2017 production rates at our Hopewell facility to be at or above historical production as a result of system upgrades and reliability improvements. With the strategic focus as a standalone company and continued emphasis on optimizing production output and driving higher-value product mix, we are well positioned for improved operational and financial performance in 2017 and over the long-term,” said Kane.

Conference Call Information

AdvanSix will discuss its results during its investor conference call today starting at 9:00 a.m. ET. To participate on the conference call, dial (866) 807-9684 (domestic) or (412) 317-5415 (international) approximately 10 minutes before the 9:00 a.m. ET start, and tell the operator that you are dialing in for AdvanSix’s first quarter 2017 earnings call. The live webcast of the investor call as well as related presentation materials can be accessed at http://investors.advan6.com. Investors can hear a replay of the conference call from 12 noon ET on May 11 until 12 noon ET on May 18 by dialing (877) 344-7529 (domestic) or (412) 317-0088 (international). The access code is 10104369.

About AdvanSix

AdvanSix is a leading manufacturer of Nylon 6, a polymer resin which is a synthetic material used by our customers to produce engineered plastics, fibers, filaments and films that, in turn, are used in such end-products as automotive and electronic components, carpets, sports apparel, fishing nets and food and industrial packaging. As a result of our backward integration and the configuration of our manufacturing facilities, we also sell caprolactam, ammonium sulfate fertilizer, acetone and other intermediate chemicals, all of which are produced as part of the Nylon 6 resin manufacturing process. More information on AdvanSix can be found at http://www.advan6.com.

Forward Looking Statements

This release contains certain statements that may be deemed “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical

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fact, that address activities, events or developments that our management intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements may be identified by words like “expect,” “anticipate,” “estimate,” “outlook”, “project,” “strategy,” “intend,” “plan,” “target,” “goal,” “may,” “will,” “should” and “believe” or other variations or similar terminology. Although we believe forward-looking statements are based upon reasonable assumptions, such statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results or performance of the company to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to: our inability to achieve some or all of the anticipated benefits of the spin-off from Honeywell including uncertainty regarding qualification for expected tax treatment, indebtedness incurred in connection with the spin-off, and operating as an independent, publicly traded company; fluctuations in our stock price; general economic and financial conditions in the U.S. and globally; growth rates and cyclicality of the industries we serve; the impact of scheduled turnarounds and significant unplanned downtime and interruptions of production or logistics operations as a result of mechanical issues or other unanticipated events such as fires, severe weather conditions, and natural disasters; price fluctuations and supply of raw materials; adverse trade and tax policies; extensive environmental, health and safety laws that apply to our operations; litigation associated with chemical manufacturing and our business operations generally; loss of significant customer relationships; protection of our intellectual property and proprietary information; cybersecurity incidents; failure to maintain effective internal controls; and prolonged work stoppages as a result of labor difficulties. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Such forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements. We identify the principal risks and uncertainties that affect our performance in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2016.

Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures intended to supplement, not to act as substitutes for, comparable GAAP measures. Reconciliations of non-GAAP financial measures to GAAP financial measures are provided in this press release. Investors are urged to consider carefully the comparable GAAP measures and the reconciliations to those measures provided. Non-GAAP measures in this press release may be calculated in a way that is not comparable to similarly-titled measures reported by other companies.

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AdvanSix Inc.

Condensed Consolidated and Combined Balance Sheets

(Unaudited)

(Dollars in thousands, except share and per share amounts)

	March 31, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$12,028	$14,199
Accounts and other receivables – net	167,965	131,671
Inventories – net	112,037	128,978
Other current assets	5,675	7,690
Total current assets	297,705	282,538

Property, plant, equipment – net	584,714	575,375
Goodwill	15,005	15,005
Other assets	30,602	32,039
Total assets	$928,026	$904,957

Liabilities
Current liabilities:
Accounts payable	$208,416	$222,929
Accrued liabilities	22,573	25,396
Income taxes payable	5,238	86
Deferred income and customer advances	19,707	25,567
Current portion of long-term debt	3,375	-
Total current liabilities	259,309	273,978

Deferred income taxes	125,906	114,200
Long-term debt	261,557	264,838
Postretirement benefit obligations	33,603	33,544
Other liabilities	3,313	3,035
Total liabilities	683,688	689,595

Equity
Common stock, par value $0.01; 200,000,000 shares authorized and 30,482,966 shares issued and outstanding	305	305

Preferred stock, par value $0.01; 50,000,000 shares authorized and 0 shares issued and outstanding	-	-

Additional paid in capital	244,490	242,806
Retained earnings/(accumulated deficit)	2,579	(24,714)
Accumulated other comprehensive income (loss)	(3,036)	(3,035)
Total equity	244,338	215,362
Total liabilities and equity	$928,026	$904,957
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AdvanSix Inc.

Condensed Consolidated and Combined Statements of Operations

(Unaudited)

(Dollars in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2017	2016
Sales	$376,704	$299,830

Costs, expenses and other:
Costs of goods sold	314,117	245,559
Selling, general and administrative expenses	16,806	11,378
Other non-operating, net	1,540	(658)
	332,463	256,279

Income before taxes	44,241	43,551
Income taxes	16,948	16,157
Net income	$27,293	$27,394

Earnings per common share
Basic	$0.90	$0.90
Diluted	$0.88	$0.90

Weighted average common shares outstanding
Basic	30,482,966	30,482,966
Diluted	30,894,254	30,482,966
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AdvanSix Inc.

Condensed Consolidated and Combined Statements of Cash Flows

(Unaudited)

(Dollars in thousands)

	Three Months Ended March 31,
	2017	2016
Cash flows from operating activities:
Net income	$27,293	$27,394
Adjustments to reconcile net income to net cash (used for) provided by operating activities:
Depreciation and amortization	11,296	9,788
Loss on disposal of assets	534	415
Deferred income taxes	11,706	10,548
Stock based compensation	1,684	-
Accretion of deferred financing fees	148	-
Changes in assets and liabilities:
Accounts and other receivables	(36,295)	(18,033)
Inventories	16,941	11,988
Accounts payable	(176)	(17,098)
Income taxes payable	5,152	-
Accrued liabilities	(2,823)	(7,088)
Deferred income and customer advances	(5,860)	(5,169)
Other assets and liabilities	1,606	(8,704)
Net cash provided by operating activities	31,206	4,041

Cash flows from investing activities:
Expenditures for property, plant and equipment	(33,214)	(24,626)
Other investing activities	(121)	(203)
Net cash used for investing activities	(33,335)	(24,829)

Cash flow from financing activities:
Borrowings from revolving credit facility	167,500	-
Payments of revolving credit facility	(167,500)	-
Principal payments of capital leases	(42)	-
Net increase in invested equity	-	20,788
Net cash (used for) provided by financing activities	(42)	20,788

Net decrease in cash and cash equivalents	(2,171)	-
Cash and cash equivalents at beginning of period	14,199	-
Cash and cash equivalents at the end of period	$12,028	$-

Non-Cash Financing Activities:
Capital expenditures included in accounts payable	$14,295	$11,526
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AdvanSix Inc.

Non-GAAP Measures

(Dollars in thousands)

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

	Three Months Ended March 31,
	2017	2016

Net Cash Provided by Operating Activities	$31,206	$4,041
Expenditures for Property, Plant and Equipment	(33,214)	(24,626)
Free Cash Flow (1)	$(2,008)	$(20,585)

(1)	Free Cash Flow is a non-GAAP measure and defined as Net Cash provided by Operating Activities less Capital Expenditures

The Company believes that this metric is useful to investors and management as a measure to evaluate our ability to generate cash flow from business operations and the impact that this cash flow has on our liquidity.

Reconciliation of Net Income to EBITDA

	Three Months Ended March 31,
	2017	2016

Net Income	$27,293	$27,394
Interest Expense	1,539	-
Income Taxes	16,948	16,157
Depreciation and Amortization	11,296	9,788
EBITDA (2)	57,076	53,339
Prior Year One-Time Benefit (3)	-	15,500
EBITDA Excluding Prior Year One-Time Benefit	$57,076	$37,839

Sales	$376,704	$299,830
EBITDA Margin (4)	15.2%	17.8%
EBITDA Margin Excluding Prior Year One-Time Benefit	15.2%	12.6%

(2)	EBITDA is a non-GAAP measure and defined as Net Income before Interest, Income Taxes, Depreciation and Amortization
(3)	Prior Year One-Time Benefit reflects the $15.5 million one-time benefit in 1Q 2016 related to the termination of a long-term supply agreement
(4)	EBITDA Margin is defined as EBITDA divided by Sales

The Company believes these non-GAAP financial measures provide meaningful supplemental information as they are used by the Company’s management to evaluate the Company’s operating performance, enhance a reader’s understanding of the financial performance of the Company, and facilitate a better comparison among fiscal periods and performance relative to its competitors, as these non-GAAP measures exclude items that are not considered core to the Company’s operations.

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